EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-54710 of Wilshire Financial Services Group Inc. on Form S-8 of our report dated April 14, 2004 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the Company’s adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and to the restatement described in Notes 1 and 25) appearing in this Annual Report on Form 10-K of Wilshire Financial Services Group Inc. for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Portland, Oregon
April 14, 2004